EXHIBIT 10.30
                      UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF TEXAS
                           SAN ANTONIO DIVISION


In re:

INTELOGIC TRACE, INC.,

     Debtor.                      Case No. 94-52172-C
                                       Chapter 11



   FINAL ORDER AUTHORIZING LIMITED USE OF CASH COLLATERAL, POST-PETITION
                 FINANCING AND GRANT OF SECURITY INTERESTS

     Came on for consideration the motion of Intelogic Trace, Inc. (hereinafter referred to in its capacity as debtor and debtor in possession, "Debtor"), as debtor in possession, for the entry of a final order authorizing (i) post-petition financing, (ii) the limited use of Foothill Capital Corporation's Cash Collateral (as defined hereinafter), subject to the terms and conditions set forth herein and for purposes specified herein; and (iii) the granting of security interests, liens and superiority claims to Foothill Capital Corporation (hereinafter "Foothill") as more fully set forth herein. Based on the representations of the parties and the evidence adduced,
     The Court finds:

     A. On August 5, 1994, the Debtor filed with this Court a petition (the "Petition") for reorganization under Chapter 11 of the Bankruptcy Code (the "Code"). The Debtor has retained possession of its assets and is authorized to continue the operation and management of its business as debtor in possession.

     B. The Debtor is one of North America's largest independent support organizations for end users, manufacturers, and resellers of computer and telecommunications equipment. The Debtor provides technical support and on-site services and specializes in support for local area networks, WANG computing systems, microcomputers and peripherals.

     C. Pursuant to a General Loan and Security Agreement dated as of June 20, 1991, as amended from time to time, between Foothill and the Debtor (hereinafter, the "Loan Agreement," as attached to the Interim Order), Foothill made loans and advances to the Debtor in an approximate principal amount as of the filing of the Petition of $8,764,904.85 (such loans, advances, and obligations of Debtor, whether contingent, liquidated, or otherwise, to pay or reimburse Foothill as a result of or in connection with any expenses incurred, and any other such indebtedness to Foothill and all Obligations (as defined in the Loan Agreement), including, without limitation, the principal thereof, interest thereon, and costs and expenses owing in connection therewith shall hereinafter be referred to collectively as the "Pre-Petition Indebtedness"). To secure the Pre-Petition Indebtedness, the Debtor granted to Foothill liens and security interests in virtually all of Debtor's personal property of every kind and nature, wherever located, then owned or thereafter acquired or arising, including, but not limited to all Accounts, Equipment, Inventory, and General Intangibles (all as defined in the Loan Agreement) of the Debtor and the proceeds and products of all of the foregoing (all of the foregoing collateral generally described above together with all of the proceeds and products thereof shall be referred to herein collectively as the "Pre-Petition Collateral").

     D. An immediate need exists for the Debtor to use Cash Collateral and to obtain funds in order to meet its payroll and payroll expenses, to obtain required goods and services, and to provide working capital for its ongoing operations.

     E. The Debtor is unable to obtain the required funds in the form of unsecured credit or unsecured debt, a claim arising from which would be allowable under Section 503(b)(1) of the Code as an administrative expense pursuant to Section 364(a) or (b) of the Code. As substantially all of the Debtor's assets are subject to the liens and security interests of Foothill, the Debtor cannot, except in the manner provided in this final order, provide adequate protection for Foothill's Pre-Petition Collateral.

     F. The terms of the post-petition financing arrangement contemplated by this final order have been negotiated in good faith by the Debtor and Foothill. Foothill has indicated a willingness to consent and agree to the Debtor's use of Foothill's Cash Collateral (as defined hereinafter) upon the terms and provisions and subject to the conditions set forth in this final order. Foothill also has indicated a willingness to extend additional financing to the Debtor upon the assurance by this Court that Foothill's security interests and liens granted pursuant to this final order will not be affected by any subsequent modification or reversal of this final order, as provided in Section 364(e) of the Code, which shall be deemed to be applicable to the post-petition financing arrangement contemplated by this final order.

     G. No creditors' committee has yet been appointed in this case pursuant to Section 1102 of the Code.

     H. Notice of the motion requesting the relief granted herein has been given to the twenty (20) largest unsecured creditors of the Debtor and the United States Trustee. Such notice constitutes sufficient notice under Bankruptcy Rule 4001 and no other notice need be given.

     I. Good cause has been shown for the entry of this final order. Among other things, entry of this final order will minimize disruption of the Debtor's business and operations and permit it to meet payroll and payroll expenses. The terms of the borrowings authorized hereby are fair and reasonable under the circumstances.

     Therefore, it is ordered that:

     1. AUTHORITY TO USE CASH COLLATERAL AND TO INCUR POST-PETITION INDEBTEDNESS. Subject to the condition subsequent that the Debtor must obtain the funds from the Fidelity Loan, as defined below, on or before September 23, 1994, the Debtor is authorized pursuant to Section 363(c)(2)(A) of the Code to use cash collateral (as defined in Section 363(a) of the Code) (the "Cash Collateral") and to incur Post Petition Indebtedness (defined below) pursuant to Section 364: (i) so long as Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.13, and 5.14 of the Loan
Agreement are and remain true and correct in all material respects and the Debtor is in compliance therewith in all material respects, as the case may be; and (ii) for the purposes specified in decretal paragraph 3 of this final order. The Total Indebtedness to Foothill shall not exceed the lesser of (x) $7,000,000 or (y) the least of (1) an amount equal to 70% of the amount of Eligible Accounts as defined in the Loan Agreement, (2) an amount equal to the Debtor's cash collections for the prior 50 day period [based upon the average daily collections during the preceding three months], or (3) the Adjusted Service Value (as defined in the Loan Agreement), PLUS an amount equal to the Permitted Overadvance. The Total Indebtedness is defined as the sum of Pre-Petition Indebtedness and the Cash Collateral Claim (as hereinafter defined). The Permitted Overadvance is defined as an amount never to exceed the amount shown on "Remaining Avail/Overline" line in the budget attached as Exhibit "A" plus 10%. The Permitted Overadvance shall never exceed the amount of $4,000,000 except for the weeks ended October 21, October 28, November 18, and November 25, 1994 in which case the Permitted Overadvance shall not exceed $4,380,000, $4,562,000, $4,298,000 and $4,766,000, respectively. Foothill shall continue to make loans and advances pursuant to the Loan Agreement as modified by and pursuant to this final order. The Post-Petition Indebtedness shall be defined as Foothill's claims arising out of any outstanding balance, in excess of the Pre-Petition Indebtedness, under the Loan Agreement resulting from advances made pursuant to this final order. The claim arising from the use of Cash Collateral and Post-Petition Indebtedness shall sometimes be referred to herein as the "Cash Collateral Claim," which claim shall be in an amount equal to the aggregate amount of Cash Collateral expended, disbursed or otherwise used in any manner whatsoever, including by the Debtor's possession thereof, plus the amount of the Post-Petition Indebtedness, less the payments, credits and applications made pursuant to decretal paragraph 5 of this final order.

     2. ADEQUATE PROTECTION. In order to adequately protect Foothill for any loans or advances made in excess of the initial Pre-Petition Indebtedness and the Debtor's use of Cash Collateral and to secure the Cash Collateral Claim, the Interest Claim (as defined hereinafter), and the Debtor's other obligations to Foothill hereunder, including the Debtor's payment obligation described in decretal paragraph 14 hereof, this Court authorizes the following:

          (a) Foothill is hereby granted a valid and perfected first priority lien and security interest in all presently owned or hereafter acquired personal property and assets of Debtor, of any kind or nature, wherever located, now owned or hereafter acquired or arising, and all accessions, additions, modifications, substitutions, replacements, renewals, proceeds and products thereof, including, without limitation, all goods (including, without limitation, equipment and inventory), accounts (including all accounts receivables, notes receivable and other debt instruments), contract rights, operating rights, rights to the payment of money including tax refund claims, insurance proceeds, chattel paper, documents, instruments, general intangibles, books and records (collectively, the "DIP Collateral"), subject only to valid prior and perfected liens and security interests, if any, existing in the DIP Collateral at the time of the filing of the Petition, or as provided in the Fidelity Loan, and the lien and security interest granted in this clause shall secure the Pre-Petition Indebtedness, the Cash Collateral Claim, the Interest Claim, and the Debtor's other obligations to Foothill hereunder under paragraph 14;

     (b) Interest shall accrue on the amount of (i) the Cash Collateral Claim (from and after the date any and all Cash Collateral is advanced to the Debtor) and (ii) the Pre-Petition Indebtedness (subject to further order of the Court) at the lesser of (A) the maximum non-usurious rate of interest permitted from time to time under applicable law (the "Maximum Rate"), or (B) the sum of the rate of interest announced from time to time by Bank of America, N.T. and S.A. at its San Francisco office, or its successor entity, as its reference rate plus 4.5% per annum (the "Reference Rate") (calculated on the basis of a 360 day year for the actual number of days elapsed), and the interest shall be an administrative expense which shall be payable in accordance with the terms of this final order but no later than the Termination Date (such claim, shall be referred to herein as the "Interest Claim"); and

     (c) To the extent, if any, that such first priority liens and security interests are inadequate to secure fully the Cash Collateral Claim together with the Interest Claim (such deficiency shall be referred to herein as the "Cash Collateral Deficiency"), the Cash Collateral Deficiency shall be entitled to a superpriority as provided in decretal paragraph 10 of this final order. Any change in the Reference Rate shall become effective as of the beginning of the day during which such change in the Reference Rate occurs. As further adequate protection for the Cash Collateral Claim and the Interest Claim, Foothill is granted liens and security interests in the Pre-Petition Collateral pari passu with the liens and security interests in favor of the Pre-Petition Indebtedness.

     3. PERMITTED USES OF CASH COLLATERAL. Unless Foothill shall agree otherwise in writing, the Debtor shall use the Cash Collateral solely to pay the amounts owing for payroll and payroll expense, to pay for inventories and services, and to pay other permitted purposes pursuant to the budget submitted to Foothill and attached hereto as Exhibit "A."

     4. PAYMENT OF ADMINISTRATION EXPENSES. Foothill's Cash Collateral and the DIP Collateral shall not, directly or indirectly, be used to pay administration expenses of the Debtor (or any entity) except for those operating expenses (including professional fees) that are set forth in the Debtor's budget attached as Exhibit "A."

     5. COLLATERAL OF PROCEEDS OR PAYMENTS. The Debtor is authorized and directed to immediately remit to Foothill, or its designee, as received, all payments or proceeds constituting proceeds of the Cash Collateral, the Pre-Petition Collateral or the DIP Collateral that may be advanced to the Debtor subject to the terms, provisions and conditions of this final order, and pursuant to paragraph 2 of this final order. Such payments and proceeds received shall be applied by Foothill first to the Pre-Petition Indebtedness, and second to the Cash Collateral Claim and the Interest Claim (and the Pre-Petition Indebtedness, the Cash Collateral Claim or the Interest Claim, as the case may be, shall be provisionally reduced by the amounts so applied); PROVIDED, HOWEVER, that these applications shall be for the purpose of applying various formulas in the Loan Agreement, shall not change the character or nature of the Pre-Petition Indebtedness for the purpose of treating that claim under a chapter 11 plan, and shall be subject to final allowance by the Court. For purposes of this final order, and subject to the same limitations set forth in the preceding sentence, payments or proceeds of Pre-Petition Collateral or DIP Collateral applied against Pre-Petition Indebtedness shall be applied, first to accrued but unpaid interest and other charges, including, without limitation, reasonable attorney's fees and expenses, and second to principal. Nothing contained in this final order to the contrary shall change the legal nature or character (or the right to accrue or receive interest on) the amount of the initial Pre-Petition Indebtedness, provided, however, that the foregoing shall not apply to (x) the Post-Petition Indebtedness and (y) the Cash Collateral Deficiency. Foothill is authorized to deduct the interest and its fees and expenses as set forth herein. In addition to the foregoing, if at any time the amount of the Cash Collateral Claim and Interest Claim owed to Foothill is greater than the dollar or percentage limitations set forth in decretal paragraph 1 above, the Debtor shall immediately pay to Foothill an amount sufficient to reduce the Cash Collateral Claim and Interest Claim to an amount no greater than any such dollar or percentage limitation.

     6. COLLECTION OF PROCEEDS OR PAYMENTS OTHER THAN IN THE ORDINARY COURSE OF BUSINESS. Subject to the terms of the Fidelity Loan, as defined below, any and all payments or proceeds realized upon the sale, liquidation, collection or disposition of Pre-Petition Collateral or the DIP Collateral (other than the collections of the Debtor's pre-petition and post-petition accounts receivable arising out of Debtor's sale of goods or provision of services in the ordinary course of business), including, but not limited to, any income tax refund and/or the net proceeds from the sale of Datapoint, Inc. stock shall be remitted to Foothill free and clear of any claim, charge, assessment or other liability including, without limitation, any such claim or charge arising out of or based on, directly or indirectly, Section 506(c) or 552(b) of the Code, other than a lien specifically placed on those assets by court order pursuant to the terms of the Fidelity Loan.

     7.   MODIFICATION OF AUTOMATIC STAY.  The automatic stay extant under
Section 362(a) of the Code shall be, and it hereby is, modified to the extent necessary to permit Foothill or its designee to receive, collect and apply payments and proceeds in respect of the Pre-Petition Collateral and the DIP Collateral in accordance with the terms and provisions of this final order.

     8. TERMINATION DATE. Notwithstanding anything herein, the Debtor shall no longer be authorized to use Cash Collateral or DIP Collateral pursuant to this final order upon the earliest to occur of any of the following events (the date of any such event shall be referred to as the "Termination Date"):

          (i) non-compliance by the Debtor with any of the terms and provisions of this final order unless Foothill elects to continue its consent to the use of Cash Collateral or DIP Collateral;

          (ii) entry of an order by the Bankruptcy Court converting or dismissing the Debtor's chapter 11 case;

          (iii) the reversal, vacatur, stay, amendment, supplementation or other modification of this final order in a manner which shall, in the sole opinion of Foothill, materially and adversely affect the rights of Foothill hereunder or shall materially and adversely affect the priority of any or all of Foothill's security interests, liens or claims;

          (iv) December 31, 1994, unless extended by mutual agreement of the Debtor and Foothill; or

          (v) entry of an order by the Bankruptcy Court confirming a plan of reorganization.

     Notwithstanding anything herein, all of the rights, remedies, benefits and protections provided to Foothill under this final order shall survive the Termination Date.

     9. REMEDIES. If it shall be necessary for Foothill, at any time, to exercise its rights and remedies hereunder or under applicable law in order to effect repayment of the Cash Collateral Claim or the Interest Claim, or any other amounts due hereunder, Foothill shall have the right, upon application to and further order of this Court, to exercise such rights and remedies as to all or such part of the Pre-Petition Collateral and the DIP Collateral, as the case may be, as Foothill shall, in its sole discretion, elect. Foothill shall be entitled to apply the payments or proceeds of the Pre-Petition Collateral and the DIP Collateral in accordance with the provisions of this final order.

     10. SUPERPRIORITY CLAIM. The Post-Petition Indebtedness shall have priority in accordance with the provisions of Section 364(c)(1) of the Code over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code. The Cash Collateral Deficiency shall have priority in accordance with Section 507(b) over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code.

     11. PROHIBITION AGAINST ADDITIONAL SECURED DEBT. Except pursuant to the terms of the Fidelity Loan, the Debtor is enjoined and prohibited from, at any time during its chapter 11 case, seeking Court authorization to grant mortgages, security interests or liens senior or pari-passu to Foothill in the Pre-Petition Collateral, the DIP Collateral or any portion thereof to other parties pursuant to Section 364(c) or Section 364(d) of the Code unless (i) Post-Petition Indebtedness and (ii) the amount of any diminution in the collateral coverage are paid in full. Such diminution in collateral coverage being defined as the difference between the amount of the overadvance on August 4, 1994 and on the date the Court grants an order pursuant to Section 364(c) or Section 364(d) as described above. Foothill shall retain all its rights to object to such financing proposal. The Debtor is enjoined and prohibited from at any time from using the Cash Collateral or the DIP Collateral except as expressly provided by this final order or further order of the Court.

     12. OTHER DOCUMENTS REQUIRED. The Debtor shall execute and deliver to Foothill all such loan agreements, financing statements, instruments, stock and other documents as Foothill may request to evidence, confirm, validate or perfect the security interests and liens granted pursuant hereto.

     13. INSPECTION AND ACCESS. The Debtor shall permit representatives, agents and/or employees of Foothill to have reasonable access to such entity's premises and its records during normal business hours and shall cooperate, consult with, and provide to such persons all such information as they may reasonably request.

     14. PAYMENT OF FEES AND REIMBURSEMENT OF COSTS. The Debtor shall promptly reimburse Foothill for all reasonable costs and expenses incurred by it in connection with (i) the negotiation and administration of the post-petition financing facility implemented by this final order, (ii) the preparation of this final order, the Interim Order entered on August 5, 1994, and any other related documentation, (iii) the preservation and protection of their rights under this final order and any other related documentation, and (iv) the collection of the Cash Collateral Claim and the Interest Claim, and all other amounts due hereunder, including, without limitation, all filing and recording fees and reasonable attorneys' fees incurred in connection with each of the foregoing. These amounts will be subject to final allowance by the Court. All security interests and liens granted or created herein to secure repayment of the Cash Collateral Claim and the Interest Claim pursuant to this final order shall be, and they hereby are, deemed perfected, and no further notice, filing or other act shall be required to effect such perfection; PROVIDED, HOWEVER, if Foothill shall, in its sole discretion, choose to file such financing statements, notices of liens and security interests and other similar documents, all such financing statements or similar instruments shall be deemed to have been filed or recorded at the time and on the date of entry of this final order.

     15. SUCCESSORS AND ASSIGNS. The provisions of this final order shall be binding upon and inure to the benefit of Foothill and the Debtor and their respective successors and assigns (including any trustee hereinafter appointed for the estate of the Debtor).

     16. NOTICE. The Debtor shall promptly mail copies of this final order to its 20 largest unsecured creditors and all of its secured creditors of record and, after appointment thereof (if any), to its creditors' committee. The Court acknowledges its findings set forth in paragraph F above and orders, in accordance with Section 364(e) of the Code, in the event that any or all of the provisions of this final order relating to the Post-Petition Indebtedness are hereafter modified, amended or vacated, by a subsequent order of this or any other Court, such modification, amendment or vacation shall not affect the validity and enforceability of any security interest or lien or the perfection or priority authorized or created hereby in connection with the Post-Petition Indebtedness.

     17. NO WAIVER. Notwithstanding anything herein, the entry of this final order is without prejudice to, and does not constitute a waiver of, expressly or impliedly, or otherwise impair, (x) any of the rights of Foothill under the Code or under non-bankruptcy law, including, without limitation, the right of Foothill to (i) request additional adequate protection of its interests in the Pre-Petition Collateral or the DIP Collateral or relief from or modification of the automatic stay extant under Section 362 of the Code, (ii) request conversion of the Debtor's chapter 11 case to chapter 7, and (iii) propose a chapter 11 plan or plans or (y) otherwise affect any of the rights, claims or privileges (whether legal, equitable or otherwise) of Foothill.

     18. FIDELITY LOAN. The Fidelity Loan shall be defined as the loan of up to $1.3 million to be extended by Fidelity Income and Capital Funds ("Fidelity") to the Debtor, pursuant to an order of this Court (the "Fidelity Order") to be secured by a first lien on the Debtor's stock in Datapoint Corporation, the Debtor's stock in Canal Street Corporation, the Debtor's IRS tax refund, and the Debtor's inventory, and a junior loan on all of the Debtor's other assets, all as more fully set forth in the Fidelity Order.

     Done in San Antonio, Texas on _______ day of ____________, 1994.

                           United States Bankruptcy Judge


AGREED:

INTELOGIC TRACE, INC., DEBTOR
   AND DEBTOR-IN-POSSESSION, by Its Attorney

______________________________


FOOTHILL CAPITAL CORPORATION, by Its Attorney


FIDELITY INCOME AND CAPITAL FUND, by Its Attorney